HAVEN BANCORP, INC.
                              93-22 JAMAICA AVENUE
                            WOODHAVEN, NEW YORK 11421
                                 1-888-237-2265



                                                           March 18, 1998

Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company"), the holding company for CFS Bank, formerly Columbia Federal Savings Bank (the "Bank"), which will be held on April 22, 1998, at 9:00 a.m., at the Holiday Inn Crowne Plaza, 104-04 Ditmars Blvd., East Elmhurst, New York.

         The attached notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the meeting to respond to any questions our stockholders may have.

         The Board of Directors of the Company has determined that a favorable vote on the matters to be considered at the Annual Meeting is in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote "FOR" each matter to be considered.

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORDHOLDER TO ATTEND AND TO VOTE PERSONALLY AT THE ANNUAL MEETING. EXAMPLES OF SUCH DOCUMENTATION WOULD INCLUDE A BROKER'S STATEMENT, LETTER OR OTHER DOCUMENT THAT WILL CONFIRM YOUR OWNERSHIP OF SHARES OF THE COMPANY.

         On behalf of the Board of Directors and all of the employees of the Company and the Bank, we wish to thank you for your continued support. We appreciate your interest.


                   Sincerely yours,


                   George S. Worgul                 Philip S. Messina
                   Chairman of the Board            President and Chief
                                                    Executive Officer

                               HAVEN BANCORP, INC.
                              93-22 JAMAICA AVENUE
                            WOODHAVEN, NEW YORK 11421
                                 1-888-237-2265

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1998

                              ---------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company") will be held on April 22, 1998, at 9:00 a.m., at the Holiday Inn Crowne Plaza, 104-04 Ditmars Blvd., East Elmhurst, New York.

         The Annual Meeting is for the purpose of considering and voting upon the following matters:

         1. The election of three directors for terms of three years each or until their successors are elected and qualified;

         2. The approval of the amendment to the Haven Bancorp, Inc. 1996 Stock Incentive Plan to increase the number of shares available for issuance thereunder;

         3. The approval of the amendment to the Certificate of Incorporation of the Company to increase the number of shares of common stock the Company is authorized to issue;

         4. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

         5. Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Company is not aware of any such business.

         The Board of Directors has established March 4, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at CFS Bank, 93-22 Jamaica Avenue, Woodhaven, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

                                       By Order of the Board of Directors,


                                       Joseph W. Rennhack
                                       Secretary
Woodhaven, New York
March 18, 1998

                               HAVEN BANCORP, INC.


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1998

                                   ----------

GENERAL

         This proxy statement is being furnished to stockholders of Haven Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 22, 1998, at 9:00 a.m., at the Holiday Inn Crowne Plaza, 104-04 Ditmars Blvd., East Elmhurst, New York, and at any adjournments thereof. The 1997 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1997, accompanies this proxy statement, which is first being mailed to recordholders on or about March 18, 1998.

         Regardless of the number of shares of common stock of the Company ("Common Stock") owned, it is important that recordholders of a majority of the shares be represented by proxy or be present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY, FOR THE APPROVAL OF THE AMENDMENT TO THE HAVEN BANCORP, INC. 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER, FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE AND FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

         The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

RECORD DATE AND VOTING SECURITIES

         The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting except as described below. There is no cumulative voting for the election of directors.

         On October 23, 1997, the Board of Directors of the Company declared a 2-for-1 stock split (the "Stock Split") effected as a 100% stock dividend distributed on November 28, 1997 to holders of record as of October 31, 1997. All stock information in this proxy statement reflects this Stock Split.

         The close of business on March 4, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of Common Stock
outstanding on the Record Date was [      ] shares.

         As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the meeting (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. Abstentions are considered in determining the presence of a quorum. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

VOTE REQUIRED

         As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

         As to the approval of the amendment to the Haven Bancorp, Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan"), the proxy card enables a stockholder, by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the approval of the amendment to the 1996 Stock Incentive Plan shall be determined by a majority of the votes cast. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will be counted as votes cast and will have the effect of a vote against such proposal. Shares underlying broker non-votes will not be counted as votes cast and will have no effect on the vote for such proposal.

         As to the approval of the amendment to the Certificate of Incorporation of the Company, the proxy card enables a stockholder, by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or
(iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws and as required by Delaware law, the approval of the amendment of the Certificate of Incorporation of the Company shall be determined by a majority of the outstanding stock entitled to vote. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will have the effect of a vote against such proposal. Shares underlying broker non-votes will also be counted as a vote against such proposal.

         As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company, the proxy card enables a stockholder, by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or
(iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors of the Company shall be determined by a majority of the votes cast. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will be counted as votes cast and will have the effect of a vote against such proposal. Shares underlying broker non-votes will not be counted as votes cast and will have no effect on the vote for such proposal.

         Proxies solicited hereby will be returned to the Company's transfer agent, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates.

REVOCABILITY OF PROXIES

         A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, delivering to the Company a duly executed proxy bearing a later date or attending the Annual Meeting and voting in person if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxy. A stockholder whose shares are not registered in his or her own name will need additional documentation from the recordholder to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm such ownership of shares of Common Stock of the Company.

SOLICITATION OF PROXIES

         The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $5,000 plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and its wholly owned subsidiary, CFS Bank, formerly Columbia Federal Savings Bank (the "Bank"), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as to those persons or groups believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of the Record Date based upon certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by such persons or groups. Other than those listed below, the Company is not aware of any person or group that owns more than 5% of the Company's Common Stock as of the Record Date.



                            NAME AND ADDRESS                           AMOUNT AND NATURE OF          PERCENT OF
TITLE OF CLASS              OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP           CLASS(1)
---------------             -----------------------                    --------------------          ---------
Common Stock                Columbia Federal Savings Bank                   650,348(2)                   7.4%
                            Employee Stock Ownership Plan and
                            Trust (the "ESOP"), 93-22
                            Jamaica Avenue, Woodhaven, NY
                            11421

---------

(1) As of the Record Date there were [ ] shares of Common Stock outstanding.

(2) Shares of Common Stock were acquired by the ESOP in connection with the conversion of CFS Bank from mutual to stock form (the "Conversion"). A Committee of the Board of Directors has been appointed to administer the ESOP (the "ESOP Committee"). An unrelated third party has been appointed as the corporate trustee for the ESOP (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the Record Date, 279,558 shares of Common Stock in the ESOP have been allocated to participating employees. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                                   PROPOSAL 1.
                              ELECTION OF DIRECTORS

         Pursuant to its Bylaws, the number of directors of the Company is currently set at nine (9) unless otherwise designated by the Board of Directors. Each of the nine members of the Board of Directors of the Company also currently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

         The three nominees proposed for election at the Annual Meeting are Messrs. Sprotte, Fitzpatrick and Jennings. All nominees named are currently directors of the Company and the Bank. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

         In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will vote for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                   ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

         The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and "named executive officers," as defined below, as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the Bank and the year in which their term (or in the case of nominees, their proposed term) as director of the Company expires. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each nominee, continuing director and "named executive officer" and all directors and executive officers as a group as of the Record Date. All shares of Common Stock reported as beneficially owned have been adjusted in the following table and in tables throughout this proxy statement to reflect the Stock Split.

                                                                                       SHARES OF          OWNERSHIP
            NAME AND PRINCIPAL                                     EXPIRATION        COMMON STOCK         AS PERCENT
           OCCUPATION AT PRESENT                      DIRECTOR     OF TERM AS        BENEFICIALLY            OF
          AND FOR PAST FIVE YEARS             AGE     SINCE(1)      DIRECTOR           OWNED(2)           CLASS(3)
          -----------------------             ---     --------      --------           --------           --------

NOMINEES

Robert M. Sprotte                             61        1974          2001           96,771 (6)(7)           [ ]
   President of Schmelz Bros., Inc., a
   plumbing contractor; President of RDR
   Realty Corp., a real estate holding
   company; President of Three Rams
   Realty

Michael J. Fitzpatrick                        59        1988          2001           68,771(6)(7)            [ ]
   CPA, Retired, former Vice President-
   National Thrift Director at E.F. Hutton &
   Company, Inc., a national securities firm,
   Director of Legal Aid Society of Suffolk
   County

William J. Jennings II(4)                     52        1996          2001           38,267(6)(7)            [ ]
   Managing Director - Chief of Staff to
   Chairman of Salomon Smith Barney,
   Inc., a  brokerage firm

CONTINUING DIRECTORS

George S. Worgul(5)                           70        1983          1999         265,756(6)(7)(8)          [ ]
   Chairman of the Board and Retired                                                    (9)(10)
   President of the Company and the Bank

Robert  L. Koop                               75        1968          1999           78,771(6)(7)            [ ]
   President of Haven Chevrolet

Michael J. Levine                             53        1996          1999           35,267(6)(7)            [ ]
   President of Norse Realty Group, Inc.
   and Affiliates, a real estate owner and
   developer, Partner in Levine and
   Schmutter Certified Public Accountants

Philip S. Messina                             54        1986          2000      260,154(8)(9)(10)(11)        [ ]
   President and Chief Executive Officer of
   the Company and the Bank; Director
   and Chairman of the Board of CFSB
   Funding, Inc., Columbia Resources,
   Inc., CFS Investments, Inc. and
   Columbia Preferred Capital  Corporation,
   all subsidiaries of the Bank

Joseph A. Ruggiere                            69        1979          2000           154,971(6)(7)           [ ]
   President of Ohlert-Ruggiere, Inc., a
   financial service company


                                                                                       SHARES OF          OWNERSHIP
            NAME AND PRINCIPAL                                     EXPIRATION        COMMON STOCK         AS PERCENT
           OCCUPATION AT PRESENT                      DIRECTOR     OF TERM AS        BENEFICIALLY             OF
          AND FOR PAST FIVE YEARS             AGE     SINCE(1)      DIRECTOR           OWNED(2)           CLASS(3)
          -----------------------             ---     --------      --------           --------           --------

Msgr. Thomas J. Hartman                       51        1997          2000           11,349(6)(7)            [ ]
   President and Chief Executive Officer of
   Radio and Television for the Diocese of
   Rockville Centre for Telicare Television
   Studios, a cable  television station

NAMED EXECUTIVE OFFICERS

Joseph W. Rennhack                            56         --            --        149,098(8)(9)(10)(11)       [ ]
   Senior Vice President-Secretary of the
   Company and the Bank; President and
   Director of CFSB Funding, Inc.; Director
   of Columbia Resources, Inc.;
   Administrative Trustee of  Haven Capital
   Trust I, Secretary of Columbia Preferred
   Capital Corporation

Thomas J. Seery                               53         --            --        90,160(8)(9)(10)(11)        [ ]
   Executive Vice President-Operations
   of the Company and Bank;  Director
   of CFS Investments, Inc.

Catherine Califano                            39         --            --          73,420(8)(9)(11)          [ ]
   Senior Vice President - Chief Financial
   Officer of the Company and the Bank;
   Director of Columbia Resources;
   Director of CFSB Funding, Inc; former
   Vice President-Controller of the
   Company and the Bank; former Senior
   Vice President-Chief Financial Officer of
   Home Savings Bank, Brooklyn, New
   York; Administrative Trustee of Haven
   Capital Trust I, Vice President and
   Director of Columbia Preferred Capital
   Corporation

Gerard H. McGuirk                             55         --            --        73,218(8)(9)(10)(11)        [ ]
   Executive Vice President - Chief
   Lending Officer of the Company and
   the Bank; President and Director of
   Columbia Resources, Inc.; former Group
   Head of Real Estate Workouts  for Fleet
   Bank, N.Y., President and Director of
   Columbia Preferred Capital Corporation


All directors and executive
 officers of the Company
 as a group (13 persons)                      --         --            --                 [ ]                [ ]

----------
*    Does not exceed 1.0% of the Company's voting securities.
                                                                                     (NOTES CONTINUED ON NEXT PAGE)

(1) Includes years of service as director of the Company's predecessor, the Bank.

(2) Each person or relative of such person whose shares are included herein, exercises sole or shared voting or dispositive power as to the shares reported.

(3) Percentages with respect to each person or group have been calculated on the basis of [ ] shares of Common Stock outstanding as of the Record Date and include the number of shares of Common Stock which each such person or group of persons has the right to acquire within 60 days of the Record Date.

(4)      Mr. Jennings' wife is the first cousin of Mr. Messina.

(5)      Mr. Worgul retired as President of the Company and the Bank on June 30,
         1994.

(6) Includes 4,134, 4,134 and 4,132 shares of restricted stock awarded to each of Messrs. Levine, Jennings and Msgr. Hartman under the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors ("DRP"), as to which each individual has sole voting power but no investment power. Also includes 263 shares of restricted stock awarded to each of Messrs. Ruggiere, Fitzpatrick, Sprotte, Worgul, Koop, Levine, Jennings and Msgr. Hartman under the 1996 Stock Incentive Plan, as to which each individual has sole voting power but no investment power.

(7) Includes 37,194 shares subject to options granted to each of Messrs. Koop, Sprotte, Ruggiere and Fitzpatrick along with 18,602 shares subject to options granted to each of Messrs. Levine and Jennings under the Haven Bancorp, Inc. 1993 Stock Option Plan for Outside Directors ("Directors' Stock Option Plan") which are currently exercisable. Also includes 8,000 shares subject to options granted to each of Messrs. Worgul, Koop, Sprotte, Ruggiere and Fitzpatrick, 2,666 shares subject to options granted to each of Messrs. Levine and Jennings, also 6,666 shares subject to options granted to Msgr. Hartman pursuant to the 1996 Stock Incentive Plan, which maybe acquired within 60 days of the Record Date. Does not include 4,000 shares subject to options granted to each of Messrs. Worgul, Koop, Sprotte, Ruggiere and Fitzpatrick, 5,334, 5,334 and 13,334 shares subject to options granted to each of Messrs. Levine, Jennings and Msgr. Hartman under the 1996 Stock Incentive Plan which are not currently exercisable.

(8)      Includes 198,374, 169,364, 109,250, 67,096, 53,534 and 53,534 shares subject to options granted to Messrs. Worgul, Messina, Rennhack, Seery and McGuirk and to Ms. Califano, respectively, pursuant to the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan ("Incentive Option Plan") and the Haven Bancorp, Inc. 1996 Stock Incentive Plan ("1996 Stock Incentive Plan") which may be acquired within 60 days of the Record Date. Does not include 3,170, 1,170, 1,170, 2,658 and 2,658 shares subject to options granted to Messrs. Messina, Rennhack, Seery, and McGuirk and Ms. Califano under the 1993 Incentive Option Plan which are not currently exercisable. Also not included are 38,000 options granted to Mr. Messina and 14,000 options granted to each of Messrs. Rennhack, Seery and McGuirk and Ms. Califano under the 1996 Stock Incentive Plan which are not currently exercisable.

(9) The figures shown include shares held in trust pursuant to the ESOP that were owned as of December 31, 1997 to individual accounts as follows: Mr. Worgul, 2,266 shares; Mr. Messina, 8,556 shares; Mr. Rennhack, 8,224 shares; Mr. Seery, 6,482 shares; Mr. McGuirk, 3,996; shares and Ms. Califano, 5,590 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 370,790 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Ruggiere, Sprotte and Koop) may be deemed to share investment power and as to which the named executive officers may be deemed to share voting power, thereby causing each such member or executive officer to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee and the executive officers disclaims beneficial ownership of such shares.

(10) The figures shown include shares held in the Employer Stock Fund of the Bank's Employee 401(k) Thrift Incentive Savings Plan ("Employee Thrift Savings Plan") as to which each person identified has shared voting and investment power as follows: Mr. Worgul, 25,958 shares; Mr. Messina, 27,714 shares; Mr. Rennhack, 8,306 shares; Mr. Seery, 7,268 shares; and Mr. McGuirk, 762 shares. The figures shown do not include [ ] shares held in the Employer Stock Fund of the Employee Thrift Savings Plan as to which the named executive officers have shared voting power and investment power. Each of the executive officers disclaims beneficial ownership of such shares.

(11)     Includes 3,202, 4,960, 2,480, 4,000 and 4,000 shares awarded to Messrs.
         Messina, Rennhack, Seery and McGuirk and to Ms. Califano, respectively, under the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("MRP") as to which each has sole voting power but no investment power. Also includes 7,998 shares of restricted stock awarded to Mr. Messina and 4,000 shares of restricted stock awarded to each of Messrs. Rennhack, Seery and McGuirk and to Ms. Califano, respectively, under the Haven Bancorp, Inc. 1996 Stock Incentive Plan ("1996 Stock Incentive Plan").

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets monthly and may have additional meetings as needed. During fiscal 1997, the Board of Directors of the Company held 12 regular board meetings and one special meeting. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such director served during fiscal 1997. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

         The Audit Committee of the Company and the Bank for fiscal 1997 consisted of Messrs. Fitzpatrick, Ruggiere, Levine and Msgr. Hartman. Msgr. Hartman was appointed to the Committee to fill a vacancy created by the resignation of Mr. Cashill from the directorate in February 1997. This Committee met four times in fiscal 1997 and recommends an independent audit firm to be submitted for stockholder approval at the Company's Annual Meeting, approves internal audit schedules and reviews internal audit reports.

         The Company's Nominating Committee for the 1998 Annual Meeting consists of Messrs. Ruggiere, Koop and Msgr. Hartman. The Committee considers and recommends the nominees for directors to stand for election at the Company's Annual Meeting. The Company's Certificate of Incorporation and Bylaws also provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. The Nominating Committee met once in preparation for the 1998 Annual Meeting.

         The Compensation Committee for the Company and Bank consists of Messrs. Sprotte, Koop, Worgul and Jennings who are responsible for the 1998 Compensation Committee Report on Executive Compensation. The Compensation Committee is responsible for determining executive compensation. The Compensation Committee met twice in 1997.

DIRECTORS' COMPENSATION

         DIRECTORS' FEES. In 1997, Directors who were not employees of the Company or the Bank received a retainer of $18,000 a year, one third of which was paid in the form of restricted stock granted pursuant to the 1996 Stock Incentive Plan, and a fee of $1,000 for each Board meeting attended. The Chairman's annual retainer was $30,000. One third of these fees were paid by the Company. Committee members received a fee of $1,500 for each regular and special meeting attended. The Chairman of each Committee received an additional retainer of $1,500 per year. Directors are also eligible for coverage under the Company's health and dental insurance plans in the same manner as employees.

         DIRECTORS' STOCK OPTION PLAN. Under the Directors' Stock Option Plan, each outside director who was not an officer of the Company or the Bank at the time of the Bank's Conversion was granted options to purchase 37,194 shares of Common Stock at an exercise price of $5.00 per share on the date of grant, September 23, 1993. Shares of Common Stock granted and the exercise price under this and all other stock option plans of the Company reflect the Stock Split effected on November 28, 1997. To the extent options for shares are available for grant under the Directors' Stock Option Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such director is qualified and first begins to serve as an outside director. Pursuant to the Directors' Stock Option Plan, effective October 24, 1996, Messrs. Levine and Jennings were each granted options to purchase 18,602 shares of common stock at an exercise price of $13.41 per share, the fair market value on the date of grant. All options granted under the Directors' Stock Option Plan are exercisable one year from the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

         HAVEN BANCORP, INC. 1996 STOCK INCENTIVE PLAN. The Company's stockholders approved the 1996 Stock Incentive Plan at the Annual Meeting held April 24, 1996. On such date, each eligible outside director was granted a non-qualified stock option to purchase 12,000 shares of Common Stock at an exercise price of $12.14 per share. To the extent options for shares are available for grant under the 1996 Stock Incentive Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such outside director is qualified and first begins to serve as an outside director. Effective October 24, 1996, Messrs. Levine and Jennings were each granted non-qualified stock options to purchase 8,000 shares of Common Stock at an exercise price of $13.41 per share. Effective March 25, 1997, Msgr. Hartman was granted non-qualified stock options to purchase 20,000 shares of Common Stock at an exercise price of $17.28, the fair market value on the date of grant. All options granted under the 1996 Stock Incentive Plan are exercisable in three equal installments beginning one year from the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

         Pursuant to the 1996 Stock Incentive Plan, effective as of January 1, 1996 and as of the first business day of each of the first four calendar years beginning after the January 1, 1996 ("Grant Date"), each eligible outside director will be granted a number of shares of restricted stock in lieu of receiving one-third of the annual retainer that would otherwise be paid in cash to such eligible outside director for the calendar year in which the Grant Date occurs. The number of shares of restricted stock to be granted to an eligible outside director on each Grant Date shall be equal to the dollar value of one-third of the eligible outside director's annual retainer for the calendar year in which the Grant Date occurs, divided by the fair market value of a share on the effective date of the grant, disregarding any fractional shares resulting from such calculation. Effective January 1, 1996, each eligible outside director was granted 494 shares in lieu of cash. Messrs. Levine and Jennings were subsequently granted 116 shares on October 24, 1996. Effective January 1, 1997, each eligible outside director was granted 420 shares, in lieu of cash, representing one-third of such director's annual retainer for 1997. Msgr. Hartman, after his election to the Board of Directors, was granted 288 shares in lieu of cash equal to one-third of his portion of the annual retainer for 1997 pro rated for his commencement of service on March 25, 1997. In addition, effective January 1, 1998 each eligible outside director was granted 263 shares, in lieu of cash, representing one-third of such director's annual retainer for 1998.

         DIRECTORS' RECOGNITION AND RETENTION PLAN. Under the DRP, each of the six outside directors at the time of the Conversion received awards of 12,398 shares. On October 24, 1996, Messrs. Levine and Jennings were each awarded 6,200 shares. On March 25, 1997, Msgr. Hartman was awarded 4,132 shares. Awards to directors vest in three equal annual installments commencing on the first anniversary of the effective date of the award. Awards will be 100% vested upon termination of employment or service as a director due to death, disability or retirement of the director or following a change in the control of the Bank or the Company. In the event that before reaching normal retirement a director terminates service with the Bank or the Company, the director's non-vested awards will be forfeited. When shares become vested and are actually distributed in accordance with the DRP, the recipients will also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Shares not subject to an award will be voted by the trustees of the DRP in proportion to the directions provided with respect to shares subject to an award.

         CONSULTATION AND RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Under the Company's Consultation and Retirement Plan for Non-Employee Directors (the "Directors Retirement Plan"), a director who is not an employee or officer of the Company is a participant in the Directors Retirement Plan. Any participant who has served as a director for at least 60 months, has attained age 55 and, after retirement, executes a Consulting Agreement to provide continuing service to the Bank and Company, will be eligible to receive benefits under the Directors Retirement Plan. The annual retirement benefit will be an amount equal to two thirds of the sum, measured as of the date of retirement, of (i) the amount of retainer fees paid to directors, (ii) the aggregate of the annual Board of Directors committee fees paid to the director and (iii) the aggregate of the twelve regular meeting fees of the Board of Directors.

EXECUTIVE COMPENSATION

         THE REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and other executive officers of the Company. The disclosure requirements for the chief executive officer and such other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the joint Compensation Committee of the Company and Bank (the "Compensation

Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in the proxy statement. The members of the 1997 Compensation Committee were Messrs. Sprotte, Koop, Worgul, and Jennings.

         The Compensation Committee of the Board of Directors of the Bank is responsible for establishing the compensation levels and benefits of executive officers of the Bank, who also serve as executive officers of the Company, and for reviewing recommendations of management for compensation and benefits for other officers of the Bank. The Compensation Committee establishes compensation on a calendar year basis. The Compensation Committee was responsible for compensation decisions in 1997.

         COMPENSATION OF THE PRESIDENT AND OTHER EXECUTIVE OFFICERS. The compensation of the President and other executive officers consists of salary, bonus, stock options, restricted stock awards, pension and fringe benefits. During 1992, the Board of Directors on behalf of the Compensation Committee engaged the services of KPMG Peat Marwick LLP to review the Bank's compensation practices (the "Salary Review Program"). The focus of such program was to develop a salary management program for officer positions and develop a management incentive program for executive and senior officers. The Salary Review Program established competitive salary ranges for executive officers developed by reviewing market data as of July 1, 1992. Subsequent thereto, the ranges were updated annually through discussions with KPMG Peat Marwick LLP to reflect remuneration data with respect to thrift institutions of comparable size in the New York metropolitan area. Base salary levels are generally within a range consistent with and competitive with that of other institutions that are similar to the Bank in asset size, function and geographical markets. The institutions used to compare salaries are not necessarily the same as those which make up the peer group used in the Stock Performance Graph. Executive compensation is based upon consideration of an individual's performance and contribution to the viability of the Company and the performance of the Company as a whole. On March 1, 1998, Mr. Messina's salary as President and Chief Executive Officer was increased from $475,000 to $600,000 by the Compensation Committee. The Compensation Committee reasoned that such amount would remunerate Mr. Messina within the range in the Company's Salary Review Program, and within the market average base salary range of area public thrifts with assets greater than $1 billion. The Compensation Committee authorized the payment of incentive awards to executive management of the Company under a management incentive program implemented during 1995. The program provides for use of key financial factors and pre-defined levels of achievement established by the Compensation Committee as the basis for determining incentive awards. The Compensation Committee at its discretion may consider the weight of each of the identified factors and may increase or decrease the achievement levels for any one year. Based upon the growth of the Company due to the supermarket branch expansion program of the Bank combined with other events, such as the formation of a Real Estate Investment Trust as a subsidiary of the Bank, the renovation of the Company's new headquarters and the change in the Bank's name necessitated by opening supermarket branches in New Jersey and Connecticut, the Compensation Committee decided to award incentive compensation payments based on the overall achievements of the Company during the 1997 year. The members reasoned that the short term negative impact upon 1997 operation costs attributed to the activities of the Company described above, is expected to provide long-term accretive benefits to the Company's stockholders. Therefore, Mr. Messina was awarded an incentive payment of $125,000 for the 1997 year.

         During the second quarter of 1996, the Board of Directors engaged the services of KPMG Peat Marwick's Performance and Compensation Management Division to evaluate, update and recommend changes to the Company's compensation program. The 1996 Executive Compensation Review Report contained a study of the Company's compensation practices compared to a peer group of financial institutions in the New York geographic area that are of similar size and nature of business. This report focused upon base salaries, annual incentives, total cash compensation, long term incentives and total compensation. In addition, the study addressed the financial performance of the Company compared to its peers, provided an analysis of stock granted to executives at Conversion and conveyed KPMG Peat Marwick LLP's prospective recommendations for cash compensation, annual incentives and long term grants. This study was used by the Committee during 1997 to evaluate and establish executive compensation levels.

         Stock options and stock awards are compensation plans maintained by the Company and serve as a long-term incentive by linking executive compensation with the interests of the Company's stockholders. Stock based compensation is designed to retain employees and build loyalty while promoting stockholder value. Stock options and restricted stock awards were granted to Mr. Messina as well as to other officers at the time of the Bank's Conversion to a publicly held company on September 23, 1993. The Compensation Committee based such grants to executive officers on practices of other financial institutions as verified by external surveys as well as the executives' level of responsibilities, seniority and past contribution to the Bank. The restricted stock awards granted to Mr. Messina vested over three years at 33 1/3% per year; vesting commenced on September 23, 1994, one year from the date of grant. The stock options and restricted stock awards granted to other executive officers were based on similar data and factors as those used in determining appropriate levels of stock options and restricted stock awards to be granted to Mr. Messina. The restricted stock granted to other executive officers vests over a five year period at 20% per year. For some officers, vesting commenced on September 23, 1994 and for other officers vesting commenced February 23, 1996, in each case, one year from date of grant.

         The Board of Directors, having thoroughly reviewed the recommendation of KPMG Peat Marwick LLP with respect to compensation matters, granted stock options and restricted stock awards to Mr. Messina as well as to other officers at a meeting held on May 23, 1996. The restricted stock awards and stock options granted vest over three years at 33 1/3% per year; vesting commenced on May 23, 1997, one year from date of grant.

         The grants and awards for the President and Chief Executive Officer along with the grants and awards for other executive officers are reflected in the Summary Compensation Table.

                             COMPENSATION COMMITTEE:

               Robert M. Sprotte                  Robert L. Koop
               George S. Worgul                   William J. Jennings II


                               BOARD OF DIRECTORS:

Michael J. Fitzpatrick        Msgr. Thomas J. Hartman       George S. Worgul
Robert M. Sprotte             Philip S. Messina             Robert L. Koop
William J. Jennings II        Joseph A. Ruggiere            Michael J. Levine

         STOCK PERFORMANCE GRAPH. The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in The Nasdaq Stock Market and in the SNL Thrift Index for the period beginning on September 23, 1993, the day the Company's Common Stock began trading, through December 31, 1997.

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG HAVEN BANCORP, INC.
              COMMON STOCK, NASDAQ U.S. INDEX AND SNL THRIFT INDEX

                     SEPTEMBER 23, 1993 - DECEMBER 31, 1997
[GRAPHIC OMITTED]





                              09/23/93          12/31/93         12/31/94        12/31/95       12/31/96        12/3197
                              --------          --------         --------        --------       --------        -------
Haven Bancorp, Inc.            100.00            128.76           132.50          238.30         294.76          470.88
NASDAQ (US)                    100.00            103.81           101.47          143.51         176.50          216.60
Thrifts (All)                  100.00            100.90            99.71          155.29         202.33          344.28

Notes:


A. The lines represent index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.00 on 09/23/93.

         Summary Compensation Table. The following table sets forth the compensation paid by the Company and/or Bank for services during the years ended December 31, 1997, 1996 and 1995, to the Chief Executive Officer and the four other highest paid executive officers of the Company and/or the Bank who each received total salary and bonus in excess of $100,000 (the "Named Executive Officers") in 1997.


                                                                                      Long Term Compensation
                                                                              ----------------------------------------------------
                                             Annual Compensation                         Awards               Payouts
                                  ------------------------------------------  ----------------------------------------------------
                                                               Other          Restricted      Securities
                                                              Annual            Stock         Underlying      LTIP        All Other
    Name and Principal               Salary       Bonus     Compensation        Awards       Options/SARs    Payouts    Compensation
         Position           Year      ($)        ($)(1)       ($)(2)          ($)(3)(4)         (#)(5)       ($)(6)         ($)(7)
    ------------------      ----     ------       -----     ------------      ---------       ------------    -------   ------------
Philip S. Messina           1997     450,481     125,000       2,999               --               --          --        32,317
 President and CEO          1996     369,230     131,250       1,800            240,450           61,754        --        33,296
                            1995     293,077      75,000        --                 --               --          --        23,335

Joseph W. Rennhack          1997     170,154      40,000       1,500               --               --          --        32,214
 Senior Vice President      1996     161,865      40,000         900             85,875           22,754        --        35,536
 and Secretary              1995     151,962      22,950        --                 --               --          --        22,911

Thomas J. Seery             1997     151,607      40,000       1,500               --               --          --        29,022
 Executive Vice President-  1996     134,654      33,750         900             85,875           22,754        --        26,397
 Operations                 1995     116,615      20,060        --                 --               --          --        17,386

Gerard H. McGuirk           1997     164,823      40,000       1,500               --               --          --        30,901
 Executive Vice President-  1996     154,952      38,750         900             85,875           22,754        --        31,238
 Chief Lending Officer      1995     135,337      23,375        --              118,125           40,000        --         1,932


Catherine Califano          1997     159,519      40,000       1,500               --               --          --        31,271
 Senior Vice President-     1996     150,721      37,500         900             85,875           22,754        --        29,342
 Chief Financial Officer    1995     132,740      20,625         --             118,125           40,000        --        11,036


----------

(1) Bonus shown for the years 1995 through 1997 consists of payments pursuant to Bank's Executive Incentive Compensation Plan.

(2) For 1995 there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) the payment reimbursements or (d) preferential discounts on stock. Amounts listed for 1996 and 1997 are dividends received on restricted stock granted under the 1996 Stock Incentive Plan which are distributed when paid, even if prior to the vesting of restricted stock.

(3) Pursuant to the MRP, an award of 4,802 shares of restricted stock was made to Mr. Messina on May 23, 1996, which award vests in three equal annual installments commencing on May 23, 1997. In addition, awards of 10,000 shares of restricted stock were made pursuant to the MRP to each of Mr. McGuirk and Ms. Califano on February 23, 1995, which

                                                  (NOTES CONTINUED ON NEXT PAGE)
      awards vest in five equal annual installments commencing on February 23, 1996. When shares become vested and are distributed, the recipient also receives an amount equal to accumulated dividends and earnings thereon (if any). The dollar amounts in the table for 1996 are based upon the closing market price of $14.3125 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System and the dollar amounts in the table for 1995 are based upon the closing market price of $11.8125 per share of Common Stock on December 29, 1995, as reported on the Nasdaq National Market System.

(4) Pursuant to the 1996 Stock Incentive Plan, Mr. Messina was granted an award of 11,998 shares of restricted stock and each of Messrs. Rennhack, Seery, and McGuirk and Ms. Califano were granted awards of 6,000 shares of restricted stock on May 23, 1996, which vest in three annual installments commencing May 23, 1997. The dollar amounts in the table for 1996 are based upon the closing market price of $14.3125 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System.

(5) Includes options awarded under the Company's Incentive Option Plan and the 1996 Stock Incentive Plan. For a discussion of the terms of the grants and vesting of options, see footnote accompanying Fiscal Year End Option/SAR Values Table.

(6) The Company does not maintain long-term incentive plans, and therefore, there were no payments under such plans for fiscal 1997, 1996 or 1995.

(7) Amounts represent life insurance premiums paid by the Bank with respect to Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano. Amounts for 1997 include the dollar value of an allocation of Common Stock made to the named executive officer's account under the ESOP during 1997, with respect to the plan year ending December 31, 1996. Based on the closing market price of the Common Stock on December 31, 1996 of $14.3125 per share, the market value of such allocation was $26,067, $25,964, $23,169, $24,651 and $25,146 with respect to Messrs.
      Messina, Rennhack, Seery, and McGuirk and Ms. Califano. The allocations to be made under the ESOP for the plan year ending December 31, 1997 have not yet been determined. The Bank made no matching contributions to the Employee Thrift Savings Plan on behalf of the named executive officers in 1995. Matching contributions resumed for the Employee Thrift Savings Plan on July 1, 1996. The matching contributions for 1996 for Messrs. Messina, Rennhack, Seery, McGuirk and Ms. Califano were $1,260, $2,386, $1,065, $2,364 and $2,441. The matching contributions for 1997 for Messrs. Messina, Rennhack, Seery, McGuirk and Ms. Califano were $4,750, $4,750, $4,475, $4,750 and $4,750.

         EMPLOYMENT AGREEMENT. The Company entered into an employment agreement with Mr. Messina, effective as of September 21, 1995, which was amended as of May 28, 1997 ("Company Employment Agreement"). In addition, the Bank entered into an employment agreement with Mr. Messina, effective as of May 27, 1997 ("Bank Employment Agreement"). The Company Employment Agreement and the Bank Employment Agreement (collectively, the "Employment Agreements") are intended to clarify the terms of Mr. Messina's employment and to ensure the Company and the Bank of his continued availability with a minimum of personal distraction in the event of a proposed or threatened change in control of the Company or the Bank. The continued success of the Company and the Bank depends to a significant degree on Mr. Messina's skills and competence.

         The Company Employment Agreement provides for a five-year term, and beginning on the second anniversary of its effective date, automatically extends for one day each day, such that the term is always three years, until either the Board of Directors or Mr. Messina provides written notice to the other party of an intention not to extend the term of the employment agreement, at which time the remaining term of the agreement will be fixed at three years from the date of written notice. The Company Employment Agreement, as amended, provides that Mr. Messina will receive a base salary from the Company at an initial annual rate of $158,333, which will be reviewed annually by the Board of Directors.

         The Bank Employment Agreement provides for an initial term of three years, beginning on the date of the agreement. On or about September 23, 1997 and on each anniversary of such date thereafter, the Bank's Board of Directors shall review the terms of this agreement and the performance of the executive and may, in the absence of the executive's objection, approve an extension of the employment agreement to the third anniversary of such date. Accordingly, at a meeting held in September 1997, the Board of Directors extended the employment agreement to September 23, 2000. The Bank Employment Agreement provides that Mr. Messina will receive a base salary from the Bank at an initial annual rate of $316,667.

         In addition to base salary, the Employment Agreements provide for, among other things, disability pay, participation in stock plans and other employee benefit plans, fringe benefits applicable to executive personnel and supplemental retirement benefits to compensate the executive for the benefits that he cannot receive under the Company's and the Bank's tax-qualified employee benefit plans due to the limitations imposed on such plans by the Internal Revenue Code of 1986 (the "Code"). The Employment Agreements also provide that the Company and the Bank will indemnify Mr. Messina during the term of the Employment Agreements and for a period of six years thereafter against any costs, liabilities, losses and exposures for acts and omissions in connection with his service as an officer or director, to the fullest extent allowable under federal and Delaware law.

         The Employment Agreements provide for termination of the executive by the Company or the Bank for cause at any time. Under the Company Employment Agreement, in the event the Company chooses to terminate the executive's employment for reasons other than for cause or for disability, or in the event of the executive's resignation from the Company following: (i) a failure to re-elect or re-appoint the executive to his current offices; (ii) a material change in the executive's functions, duties or responsibilities; (iii) a relocation of his principal place of employment; (iv) a material reduction in his compensation, benefits or perquisites; or (v) a "Change in Control" as defined in the agreement, the executive or, in the event of his death, his estate, would be entitled to a payment equal to the salary payable or due during the remaining term of the employment agreement, the other cash compensation and benefits that would have been accrued or received by the executive if he had remained employed by the Company during the remaining unexpired term of the employment agreement and continued life, health, dental, accident and disability insurance coverage for the remaining unexpired term of the employment agreement. In the event that the executive's termination occurs following a Change in Control, the insurance coverage described above shall be provided for the executive's lifetime and he shall also be entitled to receive continued fringe benefits and perquisites for the remaining unexpired term of the employment agreement and a payment equal to the difference between the value of his normal and supplemental retirement benefits and an unreduced early retirement benefit commencing at age 55. Payments made to Mr. Messina under the Company Employment Agreement upon a change in control may result in an "excess parachute payment" as defined under Section 280G of the Code, which may result in the imposition of an excise tax on Mr. Messina and a denial of a deduction for such excess amounts for the Company. Under the employment agreement, the Company would indemnify Mr. Messina for any such excise taxes, and any additional income, employment and excise taxes imposed as a result of such indemnification. The estimated value of Mr. Messina's Company Employment Agreement in the event of his termination of
employment following a Change in Control is approximately [    ] based upon
certain assumptions regarding the timing and structure of such a transaction.

         Under the Bank Employment Agreement, in the event the Bank chooses to terminate the executive's employment for reasons other than for cause or disability, or in the event of the executive's resignation from the Bank following (i) a failure to re-elect or re-appoint the executive to his current offices; (ii) a material change in the executive's functions, duties or responsibilities; (iii) a relocation of his principal place of employment; (iv) a material reduction in his compensation, benefits or perquisites; or (v) a Change in Control followed by the executive's demotion, loss of title or significant authority or responsibility, relocation or exclusion from compensation or benefit programs, the executive, or, in the event of his death, his estate, would be entitled to the same type of severance payments and benefits provided for under the Company Employment Agreement, but not in excess of three times his average annual compensation for the preceding five calendar years.

         The Company Employment Agreement provides that the Company guarantees the payment of any benefits and compensation due to Mr. Messina under the Bank Employment Agreement and that amounts payable under the Company Employment Agreement will be reduced to avoid duplication of amounts payable under the Bank Employment Agreement.

         CHANGE IN CONTROL AGREEMENTS. For similar reasons as with the employment agreement, the Bank and the Company have entered into change in control agreements with Messrs. Rennhack, Seery and McGuirk and Ms. Califano. Each change in control agreement with the Bank provides for a two-year term, and commencing on the first anniversary of the date of the agreement and continuing on each anniversary thereafter, the agreement may be extended by the Board of Directors of the Bank for an additional year such that the remaining term of the Bank's change in control agreement shall be two years. Each change in control agreement with the Company provides for a three-year term which automatically extends for one day each day, such that the term will always be three years, until either the Board of Directors of the Company or the executive provides written notice of an intention not to extend the term of the agreement. Each change in control agreement provides that at any time following a "Change in Control" (as defined in the agreements) of the Company or the Bank, if the Company or the Bank terminates the employee's employment for any reason other than cause or, in the case of the Bank's change in control agreements, if the employee voluntarily resigns following demotion, loss of title, office or significant authority, a reduction in compensation, or a relocation of the employee's principal place of employment and, in the case of the Company's change in control agreements, if the employee resigns without regard as to whether a change in status, compensation or working conditions or location has occurred, then the employee or, in the event of death, the employee's beneficiary would be entitled to receive a payment equal to the salary, bonus and benefits, and perquisites in the case of the Company's agreements, that the employee would have accrued or received if employment continued for the remaining unexpired term of the agreement. The change in control agreements with the Company provide that the Company would indemnify the executive for any excise taxes imposed on "excess parachute payments" deemed made to the executive under Section 280G of the Code and for any additional income, employment and excise taxes imposed as a result of such indemnification. Payments to be made under the Company's change in control agreement with an executive will be offset by any payments to be made under the Bank's change in control agreement with such executive. Payments to the executive under the Bank's change in control agreement are guaranteed by the Company if payments or benefits are not paid by the Bank. The estimated value of the change in control agreements in the event of the executives' termination of employment following a Change in Control is approximately $[ ], $[ ], [ ], and $[ ] for Messrs. Rennhack, Seery and McGuirk and Ms. Califano, respectively, based upon certain assumptions regarding the timing and structure of such a transaction.

         INCENTIVE STOCK OPTION PLAN AND 1996 STOCK INCENTIVE PLAN. The Company maintains the Incentive Stock Option Plan and the 1996 Stock Incentive Plan, which provide discretionary awards to officers and key employees as determined by a committee of disinterested directors who administer the plans. For a description of the 1996 Stock Incentive Plan and the proposed amendment to the 1996 Stock Incentive Plan, see "Proposal 2 - Approval of the Amendment to the Haven Bancorp, Inc. 1996 Stock Incentive Plan."

         The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.


                        FISCAL YEAR END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                              OPTIONS/SARS           MONEY OPTIONS/SARS AT FISCAL
                                                           AT FISCAL YEAR END (#)         YEAR END ($)(1)
                                                      ----------------------------  ----------------------------
                   SHARES ACQUIRED      VALUE
                     ON EXERCISE       REALIZED
     NAME                (#)              ($)         EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
------------------- -------------      --------       -----------    -------------    -----------     -------------
Philip S. Messina          --              --          169,364        41,170           2,796,625        385,969
Joseph W. Rennhack         --              --          109,250        15,170           1,850,255        142,219
Thomas J. Seery            --              --           67,096        15,170           1,112,560        142,219
Gerard H. McGuirk          --              --           53,534        16,658            736,425         168,259
Catherine Califano         --              --           53,534        16,658            736,425         168,259

----------------------------
(1) Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano have 148,780, 101,666, 59,512, 7,438 and 7,438 options with an exercise price of $5.00. In addition Mr. McGuirk and Ms. Califano have 40,000 options with an exercise price of $8.47. Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano also have 61,754, 22,754, 22,754, 22,754, and 22,754 options with an exercise price of $13.125. As of December 31, 1997 the closing price of the common stock was $22.50.

    DEFINED BENEFIT PLAN. The Bank maintains the CFS Bank Retirement Income Plan, a non-contributory defined benefit pension plan ("Retirement Plan").

    RETIREMENT PLAN TABLE. The following table indicates the annual retirement benefit that would be payable as of December 31, 1997 under the Retirement Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit (single life annuity), assuming various specified levels of average annual compensation and various specified years of credited service.


     AVERAGE          10 YEARS        15 YEARS        20 YEARS        25 YEARS         30 YEARS          35 YEARS
      ANNUAL        OF CREDITED     OF CREDITED     OF CREDITED     OF CREDITED      OF CREDITED       OF CREDITED
   COMPENSATION       SERVICE         SERVICE         SERVICE         SERVICE         SERVICE(1)         SERVICE
   ------------     -----------     -----------     -----------     -----------      -----------       -----------
     125,000           24,345          36,518          48,690          60,863           73,036             73,036
     150,000           29,595          44,393          59,190          73,988           88,786             88,786
     160,000           31,695          47,543          63,390          79,238           95,086             95,086
     175,000(2)        34,845          52,268          69,690          87,113          104,536            104,536
     200,000(2)        40,095          60,143          80,190         100,238          120,286            120,286
     300,000(2)        61,095          91,643         122,190         152,738          183,286(3)         183,286(3)
     400,000(2)        82,095         123,143         164,190         205,238(3)       246,286(3)         246,286(3)
     500,000(2)       103,095         154,643         206,190(3)      257,738(3)       309,286(3)         309,286(3)

------------------------
(1) Maximum amount of service credited for purposes of the Retirement Plan is 30 years.

(2) The annual retirement benefits shown in the table reflect a deduction for Social Security benefits and are not subject to further deduction. The compensation covered by the Retirement Plan is total annual compensation (as reflected in the Summary Compensation Table) including all compensation reported by the Bank for federal income tax purposes. The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, for plan years beginning in 1994 through 1996, a participant's compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) was disregarded for purposes of determining average annual earnings. This limitation was increased to $160,000 for plan years beginning in 1997. The amounts shown in the table include the supplemental retirement benefits payable to Mr. Messina under his employment agreement to compensate for the limitation on includible compensation.

(3) These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum annual benefit permitted under
      Section 415 of the Code in 1996 is $120,000 and is $125,000 for 1997, or if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $125,000 ceiling will be adjusted to reflect cost of living increases in 1998 and succeeding years in accordance with Section 415 of the Code. The amounts shown in the table reflect the supplemental retirement benefits payable to Mr. Messina under his employment agreement to compensate for the limitation on annual benefits.

      The following table sets forth the years of credited service (I.E., benefit service) as of June 30, 1996 for each of the Named Executive Officers.


                                                       CREDITED SERVICE(1)
                                               --------------------------------
                                               YEARS                     MONTHS
                                               -----                     ------

Philip S. Messina..........................     32                          2
Joseph W. Rennhack.........................     28                          5
Thomas J. Seery............................     21                         11
Gerard H. McGuirk..........................      2                         11
Catherine Califano.........................      3                          1

----------

(1) The Retirement Plan was frozen effective as of June 30, 1996 for a period of three years, at which time the status of the Plan will be evaluated for reactivation.

         SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT. The Bank has entered into an agreement to provide supplemental retirement benefits for Mr. Worgul ("Executive"). The agreement is unfunded. As of December 31, 1996, the Company has accrued the entire $1.2 million liability under the unfunded agreement. All obligations arising under the agreement are payable from the general assets of the Bank. However, the Bank is responsible for the payment of premiums on an insurance policy which would reimburse the Bank for the payments due under the agreement in the event of the Executive's death. The agreement provides for an annual retirement benefit of $120,000 for 10 years after retirement upon reaching the normal retirement age contained in the Retirement Plan. In the event of a change in ownership of the Bank after retirement but prior to the payment of the entire benefit or in the event of the Executive's death after retirement, any unpaid benefit shall be paid in a lump sum to the Executive or the Executive's estate, respectively.

         TRANSACTIONS WITH CERTAIN RELATED PERSONS. The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with the other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank made a residential mortgage loan on the home of Gerard H. McGuirk during 1997. The loan was underwritten on substantially the same terms as those prevailing at the time for a comparable transaction with employees of the Bank. The Bank's personnel policy provides for an employee discount of 1% on primary residential properties, which is available to all full time employees completing one year of service. Mr. McGuirk qualified for such employee discount.

         Michael J. Levine, a director since 1996, has an equity interest in a number of companies that had commercial real estate loans outstanding with the Bank in 1997, which loans were made prior to the time Mr. Levine became a director. The Board of Directors at a meeting held December 17, 1997 approved extending the maturity of one of the existing loans in which Mr. Levine has an equity interest. The loan was extended for ten years at market interest rates, with no additional funds advanced. The largest aggregate outstanding balance of these loans in 1997 was approximately $27.8 million. Three such loans totalling approximately $8.5 million were paid in full in 1997. At December 31, 1997 the aggregate balance outstanding for all loans in which Mr. Levine has an equity interest was approximately $19.2 million. Management expects all but the recently extended loan to be paid in full by mid-year 1998. A loan with an outstanding balance of $3 million was satisfied in February 1998. The loans to such entities were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

         In addition, Mr. Levine and his wife have a 30% interest in a company, which they acquired in February 1996, that owns a building formerly occupied as a branch office of the Bank. The Bank closed the office May 1997, subletting the space. The lease payments on such property for 1997 was approximately $56,000.

         Joseph A. Ruggiere, a director since 1979, is President of Ohlert-Ruggiere, Inc. During 1997, Ohlert-Ruggiere was paid approximately $73,000 in agency commissions for the sale of property, casualty and liability insurance, and for services provided as a travel agent. The Bank believes that these transactions were on terms substantially similar to those available from non-affiliated agents.

         William J. Jennings II, a director since 1996, is managing director of Salomon Smith Barney, Inc., an investment banking firm that performed services for the Company in 1997 in connection with normal business transactions.


                                   PROPOSAL 2.
                      AMENDMENT TO THE HAVEN BANCORP, INC.
                            1996 STOCK INCENTIVE PLAN

GENERAL INFORMATION IN CONNECTION WITH THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

         Effective as of February 18, 1998, the Company has adopted, subject to the approval by shareholders of the Company, an amendment ("Amendment") to the Haven Bancorp, Inc. 1996 Stock Incentive Plan ("Plan") to increase the number shares of Common Stock of the Company ("Shares") that are available for issuance pursuant to the Plan. The Plan was originally adopted by the Company and approved by shareholders effective as of January 1, 1996. The Plan provides for the grant of options to purchase Shares ("Options"), stock appreciation rights ("SARs") and restricted stock awards ("Awards") to certain officers, employees and outside directors. The Amendment will not take effect, and no Options, SARs or Awards grants relating to the additional number of Shares to be available under the Plan thereunder will be effective, prior to the date of shareholder approval ("Effective Date") of the Amendment. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The principal provisions of the Plan and the Amendment are summarized below.

PURPOSE OF THE PLAN

         The purpose of the Plan is to advance the interests of the Company and its shareholders by providing current directors, officers and employees of the Company and its affiliates with an incentive to achieve corporate objectives, by attracting and retaining directors, officers and employees of outstanding competence through the award of equity interests in the Company, and by providing a means for the payment of compensation earned under the Columbia Federal Savings Bank Executive Incentive Compensation Plan in the form of Options and Awards.

DESCRIPTION OF THE PLAN

         ADMINISTRATION. The Compensation Committee of the Board of Directors (or any successor committee) or such other committee as the Board may designate ("Committee"), administers the Plan. Such Committee is comprised of at least two directors of the Company, and all directors on the Committee are "disinterested directors" (as that term is defined under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder) who are not currently and have not at any time during the immediately preceding one-year period been an employee of the Company, the Bank or any affiliates. The Committee determines, within the limitations of the Plan, the officers and employees to whom Options or Awards will be granted, the number of shares subject to each Option or Award, the terms of such Options and Awards (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Options and Awards shall be exercised. Options and Awards granted to directors under the Plan are by automatic formula grant, and the Committee has no discretion over such grants. Subject to certain specific limitations and restrictions set forth in the Plan, the Committee has full and final authority to interpret the Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Plan and to make all determinations necessary or advisable for the administration of the Plan. The costs and expenses of administering the Plan will be borne by the Company and not charged to any grant of an Option or Award nor to any participating director, officer or employee.

         STOCK SUBJECT TO THE PLAN UNDER THE AMENDMENT. Under the Plan as originally adopted, the Company reserved 210,000 Shares for current and future issuance of Options and Awards. Pursuant to the Stock Split, this number increased to 420,000. Under the Amendment, if approved, an additional 400,000 Shares will be available for issuance pursuant to Option and Awards. As of December 31, 1997, the fair market value of a Share was $22.50 (as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). All Shares available under the Plan may be authorized and unissued shares or shares previously issued and reacquired by the Company. Any Shares subject to grants under the Plan which expire or are terminated, forfeited or cancelled without having been exercised or vested in full, shall again be available for purposes of the Plan. The exercise of a SAR shall not be treated as an exercise of the related Option.

         ELIGIBILITY. Any employee of the Company and its affiliates who is selected by the Committee is eligible to participate in the Plan as an "Eligible Individual." Members of the Board or the board of directors of the Bank who are not employees or officers of the Company or Bank are eligible to participate in the Plan as an "Eligible Director." As of January 1, 1998, the number of Eligible Individuals and Eligible Directors was 29 and 8, respectively.

         TERMS AND CONDITIONS OF OPTIONS. The Committee may, in its discretion, grant Options to Eligible Individuals. The Committee determines the number of Shares subject to an Option granted to an Eligible Individual and the Exercise Price and Exercise Period during which the Option may be exercised at the time of the grant, and may establish a vesting schedule or other terms and conditions applicable to the Option, in its discretion. The Exercise Period will not exceed ten years from the date of the grant. On the effective date of the adoption of the Plan, each Eligible Director who was an Eligible Director on such date was granted a NQSO to purchase 12,000 Shares. Such Options have an Exercise Price equal to the fair market value of a Share on the date of grant and an Exercise Period commencing with the earliest of: (a) the first anniversary of the date the Option was granted, (b) the date of the Eligible Director's Retirement (as defined in the Plan), and (c) the date of a Change of Control of the Company (as defined in the Plan). The Exercise Period applicable to an Eligible Director's Option will expire on the earliest of (i) the last day of the one-year period commencing on the date he ceases to be an Eligible Director, other than due to a termination for cause, (ii) the date he ceases to be an Eligible Director due to a termination for cause, and (iii) the last day of the ten-year period commencing on the date the Option was granted. In the event an Eligible Director ceases to be an Eligible Director prior to the commencement of the Exercise Period, his Option will be forfeited.

         Unless otherwise designated, Options granted under the Plan are non-qualified stock options ("NQSOs"). All or part of an Option granted under the Plan to an Eligible Individual may, at the election of the Committee, be designated as an incentive stock option ("ISO"), and the Exercise Price of such Option designated to be an ISO will not be less than 100% of the Fair Market Value (as defined in the Plan) of the Shares at grant; provided, however, that if an ISO is granted to an employee who on the date of grant is the owner of stock (determined under the ownership attribution rules of Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate, the Exercise Price of the ISO will not be less than 110% of the Fair Market Value of the Shares on the date of the grant, and the ISO will not have a term in excess of five years from the date of the grant. In the event that all or any portion of an Option designated as an ISO cannot be exercised as an ISO in accordance with Section 422 of the Code", such Option or portion thereof shall be treated as a NQSO.

         Upon the exercise of an Option, the Exercise Price must be paid in full. Payment may be made in cash or in such other consideration as the Committee deems appropriate, including, but not limited to, Shares already owned by the option holder or Shares to be acquired by the option holder upon exercise of the Option, provided that the delivery of Shares concurrently with the exercise of an Option does not violate Section 16(b) of the Exchange Act, or any rules or regulations promulgated thereunder.

         TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS. The Committee may also grant SARs to Eligible Individuals which may or may not relate to Options granted to the recipient, at any time, and generally with such terms and conditions as the Committee may determine in its discretion. An Eligible Director who has been granted an Option pursuant to the Plan has also been granted an SAR relating to all of the Shares subject to the Option, with same Exercise Price and Exercise Period as the related Option, except as provided below. In order to avoid adverse accounting treatment, all SARs granted under the Plan may not become exercisable prior to a Change of Control. In addition, all such SARs will contain such conditions upon exercise (including, without limitation, conditions limiting the time of exercise to be specified periods) as may be required to satisfy applicable regulatory requirements, including without limitation, Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. Upon exercise of a SAR, the Eligible Individual will be entitled to receive an amount equal to (a) the excess of the Change of Control Consideration (as defined in the Plan) over the Exercise Price per Share specified in the SAR, multiplied by (b) the number of Shares with respect to which the SAR is being exercised. Change of Control Consideration is defined in the Plan as the greater of (i) the highest price per Share paid by any person who initiated or sought to effect the Change in Control during the one-year period ending on the date of the Change in Control and (ii) the average Fair Market Value of a Share over the last 10 trading days preceding the date of the exercise of the SAR.

         DIVIDEND EQUIVALENT RIGHTS. The Committee, may, in its discretion, also grant DERs relating to Options or SARs granted to Eligible Individuals. Such DERs may provide for the current or deferred payment of the cash or stock dividends that would have been paid on Shares subject to an Option or SAR had they been outstanding, or may provide for other methods of reflecting dividends paid on outstanding Shares.

         TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. The Committee may, in its discretion, grant Awards of restricted stock to Eligible Individuals. The Committee determines the number of Shares subject to an Award and the vesting schedule applicable to an Award granted to an Eligible Individual at the time of grant, and may establish other terms and conditions applicable to the Award, in its discretion. On the effective date of the Plan and on the first business day of each of the next four calendar years to begin after such date, each Eligible Director is automatically granted an Award of restricted stock in lieu of one-third of the annual cash retainer such Eligible Director would otherwise receive for the calendar year in which the Award is made. The number of Shares subject to an Award made to an Eligible Director will be determined by dividing the dollar value of one-third of the Eligible Director's annual retainer by the Fair Market Value of a Share on the date of the grant, disregarding any fractional Shares. Awards granted to Eligible Directors will become vested six months after the date of grant.

         A stock certificate or stock certificates evidencing the Shares granted pursuant to an Award are registered on Company's books in the name of the recipient as of the date the Award is granted and bear a legend restricting the transferability of such certificate or certificates until vesting and referring to the terms, conditions and other restrictions, including forfeiture, applicable to such Shares. The Company retains physical possession or custody of such certificates until such time as such Shares become vested. Subsequent to the date Shares subject to an Award have been granted and prior to the date such Shares have become vested and are distributed, the Award recipient is entitled to vote the Shares and to receive cash dividends declared and paid with respect to such Shares. Any stock dividends declared and paid with respect to such Shares are evidenced by a stock certificate or certificates registered in the name of the Award recipient, retained in the possession or custody of the Company, and made subject to the same restrictions, terms and conditions as the Shares to which they pertain. Such stock dividends become vested and are distributed at the same time as the Shares to which they pertain. As soon as practicable following the vesting date of Shares subject to an Award, the Company issues the Award recipient a stock certificate evidencing his ownership of the Shares.

TERMINATION OR AMENDMENT OF THE PLAN

         Unless sooner terminated, the Plan will terminate automatically on the day preceding the tenth anniversary of the date the Plan was adopted. The Board may suspend or terminate the Plan in whole or in part at any time prior to such date by giving written notice of such suspension or termination to the Committee. In the event of any suspension or termination of the Plan, all Options, Awards, SARs and DERs theretofore granted under the Plan that are effective on the date of such suspension or termination of the Plan will remain effective under the terms of the agreements granting such Options, Awards, SARs and DERs.

         The Board may amend or revise the Plan in whole or in part at any time; provided, however, that if the amendment or revision (1) materially increases the benefits accruing under the Plan, (2) materially increases the number of Shares which may be issued under the Plan or (3) materially modifies the requirements as to eligibility for Options, Awards, SARs or DERs under the Plan, such amendment or revision will be subject to approval by the shareholders of the Company. Subject to these above provisions, the Board will also have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is intended only as a summary and does not purport to be a comprehensive description of the federal tax laws, regulations and policies affecting the Company and recipients of Options, SARs and Awards that may be granted under the Plan. Any descriptions of the provisions of any law, regulation or policy contained herein are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a material effect on the discussion contained herein. The Plan does not constitute a qualified Plan under section 401(a) of the Code.

         With respect to the Options which may be granted under the Plan, there are no federal income tax consequences for the Company or the option holder at the date of the grant, provided that the Option is not considered to have an ascertainable fair market value. Options granted under the Plan would generally not be considered to have an ascertainable fair market value. Upon exercise of an NQSO, the difference between the fair market value of the Shares on the date of exercise and the option price will be taxable as compensation income to the option holder under sections 61 and 83 of the Code, and the Company would be entitled to a deduction for federal income tax purposes of the same amount. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of an Option, the option holder would have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. In the event that the Company grants an ISO, the option holder generally will not recognize taxable income either at the date of the grant or the date of exercise. At the date of disposition of the underlying Shares, the such option holder will recognize income at the capital gain rate on the difference between the disposition proceeds and the Exercise Price of the ISO. The Company is not normally entitled to a deduction with respect to an ISO, unless the option holder makes a "disqualifying disposition," whereupon the Company would receive a deduction under section 162 of the Code in the year in which the disqualifying disposition occurs.

         In the case of SARs, upon exercise of a SAR, the SAR holder would have to include the amount paid to him upon exercise in his gross income for federal income tax purposes in the year in which payment is made, and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

         In the case of Awards, when Shares subject to Awards become vested in accordance with the Plan, the recipients will recognize income equal to the fair market value of the Shares at that time, and the Company will ordinarily receive an expense deduction in the amount of income recognized by the recipient.

         The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Options, SARs and Awards that may be granted under the Plan. State and local tax consequences may also be significant. PARTICIPANTS ARE ADVISED TO CONSULT WITH THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE PLAN.

NO CURRENT NEW PLAN BENEFITS

         The Amendment is intended to increase the number of Shares available for future grants by the Committee of Options and Awards pursuant to the Plan. It is anticipated that such grants will be made to officers and employees by the Committee, in its discretion. No such grants have been made to date. Therefore the benefits or amounts to be received by directors, officers or employees as a result of the Amendment are not determinable at this time.

         The approval of the amendment to the Haven Bancorp, Inc. 1996 Stock Incentive Plan shall be determined by a majority of the votes cast. Accordingly, abstentions will be counted as votes cast and will have the effect of a vote against such proposal. Shares underlying broker non-votes will not be counted as votes cast and will have no effect on the vote for such proposal.

         UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE AMENDMENT TO THE HAVEN BANCORP, INC. 1996 STOCK INCENTIVE PLAN.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
                        TO THE 1996 STOCK INCENTIVE PLAN.


                                   PROPOSAL 3.
                          AMENDMENT OF THE CERTIFICATE
                     OF INCORPORATION OF HAVEN BANCORP, INC.

         By resolution dated February 18, 1998, the Board of Directors declared it advisable and in the best interests of the Company to amend the Company's Certificate of Incorporation to increase the number of shares of stock that the Company has the authority to issue to an aggregate of 32,000,000 (thirty-two million) shares, of which 30,000,000 (thirty million) shares would be Common Stock and 2,000,000 (two million) shares would be Preferred Stock, and directed that the Certificate of Incorporation be submitted to a vote of the stockholders at the Annual Meeting. If the proposal is adopted, Article FOURTH, Section A of the Certificate of Incorporation will be hereby amended to read as follows:

               "FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-two million (32,000,000) consisting of:

               1. Two million (2,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

               2. Thirty million (30,000,000) shares of Common Stock par value one cent ($0.01) per share (the "Common Stock")."


         The Certificate of Incorporation currently authorizes the issuance of up to 12,500,000 shares, consisting of 10,500,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of December 31, 1997, the Company had 8,784,000 shares of Common Stock outstanding due to the Stock Split declared on October 23, 1997 and distributed on November 28, 1997 to holders of record as of October 31, 1997. No shares of Preferred Stock are outstanding. Because of the Stock Split, the Company has nearly exhausted its existing authorized Common Stock.

         The Board of Directors believes that it is in the best interest of the Company and its stockholders to increase the number of authorized shares of Common Stock in order to have additional shares available for issuance to meet various business needs as they may arise and to enhance the Company's flexibility in connection with possible future actions. These business needs and actions may include stock dividends, stock splits, employee benefit programs, corporate business combinations, funding of business acquisitions, and other corporate purposes. Although the Board periodically considers transactions such as those listed above, it currently does not have plans to issue any significant amount of such Common Stock, except as reserved for issuance under the Company's stock option plans and its stockholder rights plan.

         The authorized shares of Common Stock and Preferred Stock in excess of those currently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or regulations.

         Adoption of the amendment to the Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock entitled to vote. Abstentions from voting on this amendment and broker non-votes will have the effect as a vote against this proposal.

         UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY.

         In connection with this proposal, the Company recommends that each stockholder consider the financial statements of the Company as set forth in the Company's 1997 Annual Report to

Stockholders, a copy of which is being furnished to each stockholder together with this proxy statement.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
            STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF
                                 INCORPORATION.


                                   PROPOSAL 4.
                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

         The Company's independent auditors for the fiscal year ended December 31, 1997 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 1998, subject to ratification of such appointment by the stockholders.

         A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

         UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
           THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT
                            AUDITORS OF THE COMPANY.


                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

         To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than November 17, 1998. Any such proposal will be subject to 17 C.F.R. SS. 240.14a-8 of the Rules and Regulations under the Exchange Act.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

         The Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred (100) days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING

         The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked in writing and you may vote your shares at the Annual
Meeting.

         A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO HAVEN BANCORP, INC., MR. JOSEPH W. RENNHACK, SENIOR VICE PRESIDENT AND SECRETARY, 93-22 JAMAICA AVE., WOODHAVEN, NEW YORK 11421.

                                          By Order of the Board of Directors,


                                          Joseph W. Rennhack
                                          Secretary

Woodhaven, New York
March 18, 1998

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU

ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

[FRONT]


                                 REVOCABLE PROXY

                               HAVEN BANCORP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 22, 1998
                                    9:00 a.m.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints the official proxy committee of the Board of Directors of Haven Bancorp, Inc. (the "Company"), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on April 22, 1998, at 9:00 a.m., at the Holiday Inn Crowne Plaza, 104-04 Ditmars Avenue, East Elmhurst, New York, and at any adjournments thereof.

         THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

[BACK]




                                                                                              Please mark
                                                                                              your vote as
                                                                                              indicated in
                                                                                              this example    /X/

                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.
1.  The Election as directors of all          Robert M. Sprotte, Michael J.       2.   The approval of the amendment to
    nominees listed:                          Fitzpatrick and William J.               the Haven Bancorp, Inc. 1996 Stock Incentive
    (Except as marked to the contrary below)  Jennings, II                             Plan to increase the number of shares
                                                                                       available for issuance thereunder
                                              INSTRUCTION: To withhold your vote
                                              for any individual nominee, write
                                              that nominee's name on the line provided below:

    FOR          VOTE WITHHELD                                                             FOR            AGAINST       ABSTAIN
    / /              / /                                                                   / /              / /            / /
                                              __________________________________

3.  The approval of the amendment to the                                          4.    The ratification of KPMG Peat
    Certificate of Incorporation of Haven Bancorp,                                      Marwick LLP as independent auditors of Haven
    Inc. to increase the number of shares of common                                     Bancorp, Inc. for the fiscal year ending
    stock the Company is authorized to issue                                            December 31, 1998



    FOR            AGAINST       ABSTAIN                                                   FOR            AGAINST       ABSTAIN
    / /              / /            / /                                                    / /              / /            / /



                                    The undersigned acknowledges receipt from
                                    the Company prior to the execution of this
[GRAPHIC OMITTED]                   proxy of a Notice of Annual Meeting of
                                    Stockholders and of a Proxy Statement dated
                                    March 18, 1998 and of the Annual Report to
                                    Stockholders.


                                    Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder may sign but only one signature is required.

                                    Date:---------------------------, 1998


                                    -----------------------------------------
                                                 (Signature)


                                    -----------------------------------------
                                        (Signature if held jointly)


PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.